Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the heading “Experts” included in the proxy statement/prospectus which forms part of the registration statement on Form S-4 relating to the proposed merger of UniFirst Corporation and Cintas Corporation and to the incorporation by reference therein of our reports dated October 29, 2025, with respect to the consolidated financial statements of UniFirst Corporation, and the effectiveness of internal control over financial reporting of UniFirst Corporation, included in its Annual Report on Form 10-K for the fiscal year ended August 30, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Boston, Massachusetts
April 24, 2026